Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 23, 2026, with respect to the financial statements of MCL McGill Carriers Ltd. as of and for the years ended December 31, 2025, and 2024 and the notes thereto, which report appears in this Form 8-K/A of Proficient Auto Logistics, Inc. We consent to the incorporation by reference of said report in the registration statement of Proficient Auto Logistics, Inc. on Form S-8 (File No. 333-279346).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

October 23, 2026